EXHIBIT 99.1
Contact:
Michael Watts
Sr. director, investor relations and
corporate communications
858-410-8673
For Immediate Release
Gen-Probe Reports Record Financial Results for Second Quarter 2007,
Raises Full-Year Guidance for Earnings Per Share and Total Revenues
— Company Establishes New Quarterly Records for Product Sales ($93.9 Million, Up 21% Versus
Prior Year) and Total Revenues ($101.3 Million, Up 19%) —
— Including One-Time Tax Benefit of $0.16, Company Reports EPS of $0.50,
New All-Time High and 100% Above Prior Year —
— Company Expects Full-Year EPS of $1.46 to $1.50, Revenues of $392 Million to $400 Million —
SAN DIEGO, CA, August 1, 2007 — Gen-Probe Incorporated (NASDAQ: GPRO) today reported strong financial results for the second quarter of 2007 and raised its full-year guidance for earnings per share (EPS) and total revenues.
“Gen-Probe posted excellent financial results in the second quarter of 2007, as both our clinical diagnostics and blood screening businesses established new sales records and grew at a brisk pace,” said Henry L. Nordhoff, the Company’s chairman, president and chief executive officer.
In the second quarter of 2007, net income was $27.0 million ($0.50 per share), compared to $13.3 million ($0.25 per share) in the prior year period, an increase of 103% (100% per share). In this press release, all per share amounts are calculated on a fully diluted basis, and all results are presented on a GAAP basis that includes the effect of SFAS No. 123(R), which Gen-Probe implemented in 2006.
Gen-Probe’s net income and EPS in the second quarter and first six months of 2007 benefited from a one-time reduction in income tax expense of approximately $8.7 million ($0.16 per share). As previously disclosed, this benefit resulted from the completion in April of an Internal Revenue Service audit of the Company’s 2003 and 2004 federal income tax returns. Based on the results of this audit, the Company released reserves primarily associated with federal research and development tax credits generated from 1999 to 2004.
Product sales in the second quarter of 2007 were $93.9 million, compared to $77.8 million in the prior year period, an increase of 21%. Total revenues for the second quarter of 2007 were $101.3 million, compared to $85.2 million in the prior year period, an increase of 19%.
For the first six months of 2007, net income was $48.5 million ($0.90 per share), compared to $27.6 million ($0.52 per share) in the prior year period, an increase of 76% (73% per share). Product sales for the first six months of 2007 were $181.0 million, compared to $156.3 million in the prior year period, an increase of 16%. Total revenues for the first six months of 2007 were $202.3 million, compared to $171.5 million in the prior year period, an increase of 18%.

Detailed Results
Gen-Probe’s clinical diagnostics sales in the second quarter of 2007 were again led by the APTIMA Combo 2® assay, an amplified nucleic acid test (NAT) for simultaneously detecting Chlamydia trachomatis (CT) and Neisseria gonorrhoeae (GC). Sales of this assay continued to grow strongly, driven by market share gains on both the Company’s semi-automated instrument platform and on the high-throughput, fully automated TIGRIS® system. Revenue from the PACE® product line, the Company’s non-amplified tests for the same microorganisms, declined in the second quarter compared to the prior year period, in line with Gen-Probe’s expectations.
In blood screening, product sales in the second quarter of 2007 benefited from continued international expansion, and from higher pricing associated with U.S. commercial sales of the PROCLEIX® WNV (West Nile virus) assay on both the semi-automated instrument platform and the TIGRIS system. Gen-Probe’s blood screening products are marketed worldwide by Chiron, a business unit of Novartis Vaccines and Diagnostics. Gen-Probe’s blood screening sales in the second quarter of 2007 also included $1.8 million in sales of TIGRIS instruments to Novartis, and nearly $1.7 million in sales of TIGRIS spare parts to Novartis. Going forward, Gen-Probe does not expect to record sales of TIGRIS spare parts, as the Company’s contract manufacturer will begin selling them directly to Novartis.
Product sales were, in millions:

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	Increase	2007	2006	Increase
Clinical diagnostics	$50.1	$42.3	18%	$97.6	$82.5	18%
Blood screening	$43.8	$35.5	23%	$83.4	$73.9	13%

Total product sales	$93.9	$77.8	21%	$181.0	$156.3	16%
Collaborative research revenues in the second quarter of 2007 were $5.8 million, compared to $6.4 million in the prior year period, a decrease of 9% that resulted primarily from the reclassification of revenue associated with investigational use of the PROCLEIX WNV assay. Beginning in the third quarter of 2006, the Company began recording all revenue associated with this assay in product sales, rather than in collaborative research revenues. The assay was approved by the US Food and Drug Administration (FDA) for use on Gen-Probe’s enhanced semi-automated instrument system (eSAS) in December of 2005, and for use on the TIGRIS system in March of 2006. Collaborative research revenues in the second quarter of 2007 were higher than expected due to $2.4 million of reimbursement from Novartis associated with previously incurred development expenses in the companies’ blood screening collaboration. For the first six months of 2007, collaborative research revenues were $8.1 million, compared to $13.3 million in the prior year period, a decrease of 39%.
Royalty and license revenues for the second quarter of 2007 were $1.6 million, compared to $1.0 million in the prior year period, an increase of 60% that resulted primarily from higher royalties from Novartis associated with sales of Gen-Probe’s products in the plasma screening market. For the first six months of 2007, royalty and license revenues were $13.2 million, compared to $1.9 million in the prior year period. This significant increase resulted primarily from $10.3 million of royalty revenue that was recorded in the first quarter of 2007 associated with the settlement of Gen-Probe’s patent infringement litigation against Bayer (now Siemens Medical Solutions Diagnostics).
Gross margin on product sales in the second quarter of 2007 was 67.9%, compared to 67.5% in the prior year period. This increase resulted primarily from a favorable product sales mix, namely increased sales of APTIMA® assays and commercial pricing of the PROCLEIX WNV assay in the United States. For the first six months of 2007, gross margin on product sales was 67.2%, compared to 66.8% in the prior year period.

Research and development (R&D) expenses in the second quarter of 2007 were $25.0 million, compared to $20.3 million in the prior year period, an increase of 23%. This increase, which was expected, resulted primarily from increased labor costs and the timing of major R&D projects. These projects include human papillomavirus (HPV), food testing, hospital-acquired infections, a fully automated instrument system for low- and mid-volume labs, and the post-marketing studies for the PROCLEIX ULTRIO® assay in the United States. For the first six months of 2007, R&D expenses were $45.2 million, compared to $39.7 million in the prior year period, an increase of 14%.
Marketing and sales expenses in the second quarter of 2007 were $9.4 million, compared to $9.1 million in the prior year period, an increase of 3%. For the first six months of 2007, marketing and sales expenses were $18.9 million, compared to $18.0 million in the prior year period, an increase of 5%.
General and administrative (G&A) expenses in the second quarter of 2007 were $12.1 million, compared to $10.7 million in the prior year period, an increase of 13% that resulted primarily from higher labor costs, including executive recruiting and relocation expenses. For the first six months of 2007, G&A expenses were $23.4 million, compared to $21.4 million in the prior year period, an increase of 9%.
Gen-Probe continues to have a strong balance sheet. As of June 30, 2007, the Company had $343.0 million of cash, cash equivalents and short-term investments, and no debt. In the first six months of 2007, Gen-Probe generated net cash of $44.1 million from its operating activities.
Updated 2007 Financial Guidance
“Based on our strong performance in the second quarter, we are raising our full-year 2007 revenue and EPS guidance,” said Herm Rosenman, the Company’s senior vice president of finance and chief financial officer. “At the same time, we intend to continue pursuing long-term shareholder value by investing R&D resources into our key programs.”
For the full year 2007, Gen-Probe now expects:
•	Total revenues of $392 million to $400 million.

•	Product gross margins approximating 68% to 69% of product sales.

•	R&D expenses approximating 24% to 25% of total revenues. R&D expenses are expected to increase to approximately $28 million in the third quarter of 2007 based on the purchase of HPV oligonucleotides from Roche and the timing of other key R&D projects.

•	Marketing and sales expenses approximating 9% to 10% of total revenues.

•	G&A expenses approximating 11% to 12% of total revenues.

•	An underlying tax rate of approximately 35%, excluding benefits associated with the completion of tax audits.

•	EPS of between $1.46 and $1.50, based on approximately 54 million fully diluted shares outstanding for the year.

Recent Events
•	TIGRIS System Approved to Test Donated Blood with PROCLEIX ULTRIO Assay. On May 24, Gen-Probe announced that the FDA had approved the Company’s PROCLEIX TIGRIS system for use with the PROCLEIX ULTRIO assay. The PROCLEIX TIGRIS system was approved with the PROCLEIX ULTRIO assay to screen donated blood, plasma, organs and tissue for HIV-1 and hepatitis C virus (HCV) in individual blood donations or in pools of up to 16 blood samples. The system and assay also detect hepatitis B virus (HBV) in blood donations that are HBV-positive based on traditional serology tests for HBV surface antigen and core antibodies. As expected, the system and assay were not approved to screen donated blood for HBV, as the initial clinical studies were not designed to, and did not, demonstrate HBV “yield.” Yield is defined as HBV-infected blood donations that were intercepted by the PROCLEIX ULTRIO assay, but that were initially negative based on serology tests. Gen-Probe and Novartis have initiated a post-marketing study to demonstrate HBV yield and gain the associated donor screening claim. The companies have not yet identified HBV yield at this early stage of the study.
•	Collaboration with Millipore Expanded. On May 7, Gen-Probe and Millipore announced that Millipore will market and sell Gen-Probe’s Mycoplasma Tissue Culture Non-Isotopic (MTC-NI) test to its biopharmaceutical customers. This new agreement expands on the companies’ existing collaboration to create a new generation of nucleic acid tests for the biopharmaceutical market. The MTC-NI test was developed by Gen-Probe prior to its collaboration with Millipore and is commercially available today. Millipore’s global sales organization is expected to sell the MTC-NI assay until the new sample preparation products and higher sensitivity assays that are being developed by the two companies are launched.
Webcast Conference Call
A live webcast of Gen-Probe’s second quarter 2007 conference call for investors can be accessed at http://www.gen-probe.com beginning at 4:30 p.m. Eastern Time today. The webcast will be archived for at least 90 days. A telephone replay of the call also will be available for approximately 24 hours. The replay number is (866) 414-6073 for domestic callers and (203) 369-0677 for international callers.
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) that are used primarily to diagnose human diseases and screen donated human blood. Gen-Probe has more than 24 years of NAT expertise, and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 1,000 people. For more information, go to www.gen-probe.com.
Trademarks
APTIMA, APTIMA COMBO 2, PACE and TIGRIS are trademarks of Gen-Probe. ULTRIO and PROCLEIX are trademarks of Novartis. All other trademarks are the property of their owners.

Caution Regarding Forward-Looking Statements
Any statements in this press release about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including those under the heading “Updated 2007 Financial Guidance,” are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning Gen-Probe’s financial condition, possible or expected results of operations, regulatory approvals, future milestone payments, growth opportunities, and plans and objectives of management are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied. Some of these risks, uncertainties and assumptions include but are not limited to: (i) the risk that we may not achieve our expected 2007 growth, revenue, earnings or other financial targets, (ii) the risk that we may not earn or receive milestone payments from our collaborators, including Novartis and 3M, (iii) the possibility that the market for the sale of our new products, such as our TIGRIS system, APTIMA Combo 2 assay, PROCLEIX ULTRIO assay and PROGENSA PCA3 assay, may not develop as expected, (iv) the enhancement of existing products and the development of new products, including products, if any, to be developed under our recent industrial collaborations, may not proceed as planned, (v) the risk that products including our PROCLEIX ULTRIO assay or TIGRIS instrument for blood screening may not be approved by regulatory authorities or commercially available in the time frame we anticipate, or at all, (vi) we may not be able to compete effectively, (vii) we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations or customer contracts, (viii) we are dependent on Novartis, Siemens (as assignee of Bayer) and other third parties for the distribution of some of our products, (ix) we are dependent on a small number of customers, contract manufacturers and single source suppliers of raw materials, (x) changes in third-party reimbursement policies regarding our products could adversely affect sales of our products, (xi) changes in government regulation affecting our diagnostic products could harm our sales and increase our development costs, (xii) the risk that our intellectual property may be infringed by third parties or invalidated, and (xiii) our involvement in patent and other intellectual property and commercial litigation could be expensive and could divert management’s attention. The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
# # #

Gen-Probe Incorporated
Consolidated Balance Sheets
(In thousands, except share and per share data)

	June 30,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$39,429	$87,905
Short-term investments	303,607	202,008
Trade accounts receivable, net of allowance for doubtful accounts of $650 and $670 at June 30, 2007 and December 31, 2006, respectively	32,675	25,880
Accounts receivable — other	5,619	1,646
Inventories	50,414	52,056
Deferred income tax — short term	7,381	7,247
Prepaid income tax	8,049	—
Prepaid expenses	13,172	11,362
Other current assets	4,641	2,583

Total current assets	464,987	390,687

Property, plant and equipment, net	135,170	134,614
Capitalized software	17,180	18,437
Goodwill	18,621	18,621
Deferred income tax — long term	2,092	2,064
License, manufacturing access fees and other assets	60,097	59,416

Total assets	$698,147	$623,839

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$13,305	$13,586
Accrued salaries and employee benefits	17,931	16,723
Other accrued expenses	3,759	3,320
Income tax payable	657	14,075
Deferred income tax — short term	101	—
Deferred revenue	1,016	921

Total current liabilities	36,769	48,625

Non-current income tax payable	4,565	—
Deferred revenue	3,333	3,667
Deferred rent	70	128
Deferred compensation plan liabilities	1,630	1,211

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.0001 par value per share, 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.0001 par value per share; 200,000,000 shares authorized, 52,935,270 and 52,233,656 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	5	5
Additional paid-in capital	368,681	334,184
Accumulated other comprehensive income (loss)	(445)	(5)
Retained earnings	283,539	236,024

Total stockholders’ equity	651,780	570,208

Total liabilities and stockholders’ equity	$698,147	$623,839

Gen-Probe Incorporated
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues:
Product sales	$93,897	$77,813	$181,049	$156,341
Collaborative research revenue	5,769	6,388	8,121	13,273
Royalty and license revenue	1,615	1,021	13,162	1,864

Total revenues	101,281	85,222	202,332	171,478

Operating expenses:
Cost of product sales	30,178	25,300	59,338	51,909
Research and development	24,973	20,329	45,231	39,655
Marketing and sales	9,393	9,145	18,929	18,007
General and administrative	12,081	10,698	23,362	21,356

Total operating expenses	76,625	65,472	146,860	130,927

Income from operations	24,656	19,750	55,472	40,551
Total other income, net	2,732	1,403	5,277	3,160

Income before income tax	27,388	21,153	60,749	43,711

Income tax expense	386	7,828	12,272	16,158

Net income	$27,002	$13,325	$48,477	$27,553

Net income per share:
Basic	$0.51	$0.26	$0.93	$0.54

Diluted	$0.50	$0.25	$0.90	$0.52

Weighted average shares outstanding:
Basic	52,504	51,563	52,347	51,403

Diluted	54,051	53,186	53,852	53,023

Gen-Probe Incorporated
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2007	2006
Operating activities:
Net income	$48,477	$27,553
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,802	12,507
Stock-based compensation charges	9,187	10,733
Stock option income tax benefits	841	—
Excess tax benefit from employee stock options	(5,272)	(6,918)
Gain on disposal of property and equipment	224	(23)
Changes in assets and liabilities:
Accounts receivable	(10,754)	3,538
Inventories	1,338	(2,546)
Prepaid expenses	(1,807)	(564)
Other current assets	(2,051)	997
Other long term assets	(821)	(1,214)
Accounts payable	(288)	(441)
Accrued salaries and employee benefits	1,208	(1,768)
Other accrued expenses	427	423
Income tax payable	(13,214)	31
Deferred revenue	(239)	(4,181)
Deferred income tax	(302)	(374)
Deferred rent	(58)	(58)
Deferred compensation plan liabilities	419	512

Net cash provided by operating activities	44,117	38,207

Investing activities:
Proceeds from sales and maturities of short-term investments	28,156	40,528
Purchases of short-term investments	(130,132)	(62,225)
Purchases of property, plant and equipment	(14,223)	(32,836)
Capitalization of intangible assets, including license and manufacturing access fees	(1,924)	(2,074)
Cash paid for investment in Qualigen	—	(6,993)
Other assets	(263)	42

Net cash used in investing activities	(118,386)	(63,558)

Financing activities:
Excess tax benefit from employee stock options	5,272	6,918
Proceeds from issuance of common stock	20,383	14,822

Net cash provided by financing activities	25,655	21,740

Effect of exchange rate changes on cash and cash equivalents	138	408

Net decrease in cash and cash equivalents	(48,476)	(3,203)
Cash and cash equivalents at the beginning of period	87,905	32,328

Cash and cash equivalents at the end of period	$39,429	$29,125